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                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3/A) and related Prospectus of Atlas Corporation for the registration of 1,400,000 shares of its common stock and to the incorporation by reference therein of our report dated February 16, 1996, except for Note 19, as to which the date is March 9, 1996, with respect to the consolidated financial statements and schedule of Atlas Corporation included in its Annual Report (Form 10-K) for the six months ended December 31, 1995, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP


Denver, Colorado
May 2, 1996